Exhibit 4.3
[FIRST CITIZENS BANC CORP. LETTERHEAD]
March 9, 2011
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re: First Citizens Banc Corp. Form 10-K for the fiscal year ended December 31, 2010
Ladies and Gentlemen:
First Citizens Banc Corp., an Ohio corporation (FCBC), is today filing an Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the Form 10-K), as executed on March 9, 2011.
Pursuant to the instructions relating to the Exhibits in Item 601(b)(4)(iii) of Regulation S-K, FCBC hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form 10-K. None of such long-term debt exceeds 10% of the total assets of FCBC and its subsidiaries on a consolidated basis.
Very truly yours,

/s/ James O. Miller James O. Miller
President and Chief Executive Officer